Exhibit 99.1

Truett-Hurst, Inc. Reports Third Quarter and First Half Fiscal 2018 Results

Healdsburg, California (May 15, 2018) – Truett-Hurst, Inc. (NASDAQ: THST), which operates an innovative super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California, reported results for the third quarter of fiscal year 2018 which ended on March 31, 2018.

Nine Months Ended FY18 vs. FY17

For the nine months ended March 31, 2018, total net sales increased 8.6% compared to the same period in the prior year and totaled $18.4 million. Consolidated gross margin was 33.6%, a decrease of 1.1 margin points over the prior year due to increases in cost of sales attributable to higher case sales, discounts and inventory reserves.

Wholesale Segment

•	Net Sales of $13.5 million (+8.9% or +$1.1 million compared to the prior year)
•	Gross Margin of 23.5% (a decrease of 0.3 margin points compared to the prior year)
•	Gross Profit of $3.2 million (+7.4% or +$0.2 million compared to the prior year)

Direct to Consumer (DTC) Segment

•	Net Sales of $4.9 million (+7.6% or +$0.3 million compared to the prior year)
•	Gross Margin of 61.4% (a decrease of 2.7 margin points compared to the prior year)
•	Gross Profit of $3.0 million (+0.3% or +$0.01 million compared to the prior year)

Operating Expenses

Operating expenses for the nine months ended March 31, 2018 was $7.5 million compared to $6.0 million in the prior year. Sales and marketing expenses increased by $0.6 million, 24.3% of net sales compared to 22.7% from the prior year period. The increase was largely due to the hiring of additional sales personnel, advertising and promotions along with selling expenses which correlates to the higher sales during the nine months of fiscal year 2018. General and administrative expenses also increased by $0.9 million, 16.8% of net sales compared to 12.7% from the prior year. This increase is primarily due to an accrual of a separation liability of $0.3 million associated with the departure of the Company’s former Chief Financial Officer, Evan B. Meyer, for a cash severance and benefit payment of $0.1 million and $0.2 million of acceleration of stock options and restricted stock units during the three months ended March 31, 2018. The increase in general and administrative expenses is also due to higher outside services costs.

Third Quarter FY18 vs, FY17

For the three months ended March 31, 2018, total net sales increased 22.2% compared to the same period in the prior year and totaled $6.5 million. Consolidated gross margin was 35.4%, a decrease of 2.5 margin points over the prior year due to an increases in cost of sales attributable to higher case sales, and discounts.

Wholesale Segment

•	Net Sales of $4.8 million (+22.5% or +$0.9 million compared to the prior year)
•	Gross Margin of 27.4% (a decrease of 0.4 margin points compared to the prior year)
•	Gross Profit of $0.1 million (+21.0% or +$0.2 million compared to the prior year)

Direct to Consumer (DTC) Segment

•	Net Sales of $1.7 million (+21.3% or +$0.3 million compared to the prior year)
•	Gross Margin of 57.6% (a decrease of 8.2 margin points compared to the prior year)
•	Gross Profit of $1.0 million (+6.1% or +$0.01 million compared to the prior year)

Operating Expenses

Operating expenses for the three months ended March 31, 2018 was $2.9 million compared to $1.9 million in the prior year. Sales and marketing expenses increased by $0.3 million, 23.5% of net sales compared to 23.1% from the prior year period. The increase was largely due to the hiring of additional sales personnel, advertising and promotions along with selling expenses which correlates to the higher sales during the three months of fiscal year 2018. General and administrative expenses also increased by $0.7 million, 20.7% of net sales compared to 12.0% from the prior year period. This increase is due to an accrual of a termination liability of $0.3 million associated with the separation of the Company’s former Chief Financial Officer, Evan B. Meyer, as described above. The increase in general and administrative expenses is also due higher outside services costs.

Earnings Call

The Company will not be conducting an earnings call related to its results for the third quarter of fiscal year 2018 ended March 31, 2018.

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg, CA 95448 • tel: 707.431.4423 • fax: 707.395.0289 • email: ir@truetthurstinc.com

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC, an innovative super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release for the third quarter of fiscal year 2018 ended March 31, 2018 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, and expenses for the periods after March 31, 2018. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; risks relating to our inventory; risks relating to our structure; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. For additional information, see our Annual Report on Form 10-K filed on October 13, 2017, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

TRUETT-HURST, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2018 (Unaudited)	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$292	$783
Accounts receivable	3,331	1,932
Inventories, net	20,762	20,609
Bulk wine deposits	94	—
Other current assets	443	505
Total current assets	24,922	23,829
Property and equipment, net	6,598	5,426
Intangible assets, net	506	506
Other assets, net	176	277
Total assets	$32,202	$30,038
Liabilities and Equity
Current liabilities:
Lines of credit	$9,028	$7,290
Accounts payable	3,272	1,994
Accrued expenses	1,192	546
Depletion allowance and accrual for sales returns	440	495
Current maturities of long term debt and capital lease obligation	573	502
Total current liabilities	14,505	10,827
Long term debt and capital lease obligation, net of current maturities	2,874	3,065
Total liabilities	17,379	13,892
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized, none issued and outstanding at March 31, 2018 and June 30, 2017	—	—
Class A common stock, par value of $0.001 per share, 15,000,000 authorized, 4,496,383 issued and outstanding at March 31, 2018 and 4,426,789 issued and outstanding at June 30, 2017	4	4
Class B common stock, par value of $0.001 per share, 1,000 authorized, 6 and 7 issued and outstanding at March 31, 2018 and June 30, 2017, respectively	—	—
Additional paid-in capital	16,485	16,082
Accumulated deficit	(6,644)	(5,651)
Total Truett-Hurst, Inc. shareholders' equity	9,845	10,435
Noncontrolling interest	4,978	5,711
Total equity	14,823	16,146
Total liabilities and equity	$32,202	$30,038

TRUETT-HURST, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Sales	$6,670	$5,427	$18,954	$17,487
Less excise tax	(147)	(87)	(540)	(525)
Net sales	6,523	5,340	18,414	16,962
Cost of sales	4,215	3,318	12,219	11,074
Gross profit	2,308	2,022	6,195	5,888
Operating expenses:
Sales and marketing	1,534	1,236	4,467	3,843
General and administrative	1,352	641	3,095	2,156
Loss (gain) on disposal of assets	5	4	(14)	47
Total operating expenses	2,891	1,881	7,548	6,046
Net income (loss) from operations	(583)	141	(1,353)	(158)
Other income (expense):
Interest expense, net	(116)	(71)	(337)	(248)
Gain on fair value of interest rate swap	35	28	61	85
Other (expense) income	(19)	(42)	(28)	860
Total other (expense) income, net	(100)	(85)	(304)	697
Net income (loss) before income taxes	(683)	56	(1,657)	539
Income tax expense	—	(1)	(1)	(2)
Net income (loss) attributable to Truett-Hurst, Inc. and H.D.D. LLC	(683)	55	(1,658)	537
Net income (loss) attributable to noncontrolling interest: H.D.D. LLC	(274)	22	(665)	234
Net income (loss) attributable to Truett-Hurst, Inc.	$(409)	$33	$(993)	$303
Net income (loss) per share:
Basic per share	$(0.09)	$0.01	$(0.22)	$0.07
Diluted per share	$(0.09)	$0.00	$(0.22)	$0.04
Weighted average shares used in computing net income (loss) per share:
Basic weighted average shares	4,460,417	4,365,122	4,464,933	4,323,487
Diluted weighted average shares	4,460,417	7,459,702	4,464,933	7,572,351

TRUETT-HURST, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(1,658)	$537
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	758	623
Reserve for assets to be abandoned	—	141
Stock-based compensation	334	96
Executive termination benefits	132	—
Gain on fair value of interest rate swap	(61)	(140)
(Gain) loss on disposal of assets	(14)	47
Changes in operating assets and liabilities, net
Accounts receivable	(1,399)	693
Inventories	(153)	582
Bulk wine deposits	(94)	(297)
Other current assets	123	(37)
Accounts payable	1,278	1,546
Accrued expenses	513	(834)
Depletion allowance and accrual for sales returns	(55)	(44)
Net cash provided by (used in) operating activities	(296)	2,913
Cash flows from investing activities:
Acquisition of property and equipment	(1,823)	(473)
Acquisition of intangible and other assets	(13)	(31)
Proceeds from sale of assets	23	5
Net cash used in investing activities	(1,813)	(499)
Cash flows from financing activities:
Net proceeds from (payments on) lines of credit	1,738	(6,000)
Proceeds from long term debt	327	388
Payments on long term debt and capital lease obligation	(447)	(430)
Net cash provided by (used in) financing activities	1,618	(6,042)
Net change in cash and cash equivalents	(491)	(3,628)
Cash and cash equivalents at beginning of period	783	4,043
Cash and cash equivalents at end of period	$292	$415
Supplemental disclosure of cash flow information:
Cash paid for interest	$325	$245
Cash paid for income taxes	$1	$2

For more information, contact:

Truett-Hurst, Inc.

Karen Weaver,

Chief Financial Officer

Phone: 707.431.4423

Fax: 707.395.0289

Email:  karen@truetthurst.com